Exhibit 4.2

Grand Farm Inc.

NAME AND ADDRESS OF SHAREHOLDER	CERTIFICATE NUMBER	DISTINCTIVE NUMBERS		PAR VALUE PER SHARE
		FROM	TO

	DATE OF ISSUE	NO. OF SHARES		CONSIDERATION PAID

SPECIMEN
SHARE CERTIFICATE

OF

Grand Farm Inc.

INCORPORATED IN THE CAYMAN ISLANDS

Authorized Capital: US$200,000.00 divided into 100,000,000 shares of a nominal or par value of US$0.002 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE RULES AND LAWS GOVERNING THE ADMINISTRATION OF THE COMPANY
SHAREHOLDER	NO. OF SHARES	DISTINCTIVE NUMBER		CERTIFICATE NUMBER	DATE OF ISSUE
		FROM	TO

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	DIRECTOR/SECRETARY

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE